UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2014

FTD Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35901 (Commission File Number)	32-0255852 (IRS Employer Identification No.)

3113 Woodcreek Drive
Downers Grove, Illinois 60515
(Address of Principal Executive Offices) (Zip Code)

Telephone: (630) 719-7800
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                        Regulation FD Disclosure.

On November 1, 2013, FTD Companies, Inc. became an independent, publicly-traded company as a result of the completion of our separation from United Online, Inc. (the “Separation”). Prior to the Separation, we reported our business operations in one operating and reportable segment. Effective with the management changes that occurred in conjunction with the Separation, we began reporting our business operations in three operating and reportable segments: Consumer, Florist and International.

Consumer Segment. Through our Consumer segment, we are a leading direct marketer of floral and gift products for consumers, primarily in the U.S. and Canada. Our Consumer segment operates primarily through the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number. Orders are transmitted to our floral network members or third-party suppliers for processing and delivery. The majority of consumer orders are hand-delivered by our floral network members, who provide same-day and future-day delivery services. The other consumer orders are fulfilled and shipped directly to the consumer in an elegant gift box by third parties, who provide next-day and future-day delivery services. This segment has a negative working capital model as consumers generally pay us before payment is required to be made to the floral network members and other third-party vendors.

Florist Segment. Through our Florist segment, we are a leading provider of products and services to our floral network members, which include traditional retail florists and other non-florist retail locations, primarily in the U.S. and Canada. We also provide products and services to other companies in need of floral and gifting solutions.  Our comprehensive suite of services includes, among other things, access to the FTD brand and the Mercury Man logo, which are supported by various FTD marketing campaigns; clearinghouse and order transmission services that enable our members to send, receive, and deliver floral and gift orders; access to the floral network; directory publication services; credit card processing services; e-commerce website services; online advertising tools; and system support services. Our large floral network provides an order fulfillment vehicle for our consumer orders that allows us to offer same-day delivery capability (subject to certain limitations) to recipients throughout the U.S. and Canada.

We sell products to floral network members, including fresh-cut flowers, branded and non-branded containers, packaging, promotional products, and a wide variety of other floral-related supplies. Selling branded vases and other hard goods to our members helps to ensure that the consumer orders fulfilled by our floral network members are consistent with the product imagery displayed on our websites. We also provide point-of-sale systems and related technology services that enable our floral network members to transmit and receive orders and manage several back-office functions of a retailer’s business, including accounting, customer relationship management, direct marketing campaigns, delivery route management, and event planning.

International Segment. Our International segment consists of our international business, Interflora, which operates primarily in the U.K. and the Republic of Ireland. Interflora is a leading direct marketer of floral and gift products for consumers and operates primarily through its www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. Our portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar. Orders are transmitted to floral network members or third-party suppliers for processing and delivery. The majority of consumer orders are hand-delivered by our floral network members, who provide same-day delivery, including three-hour, as well as, morning and evening delivery options, and future-day delivery services. The remaining consumer orders are fulfilled and shipped directly to the consumer in an elegant gift box by third parties, who provide next-day and future-day delivery services. This segment has a negative working capital model as consumers generally pay us before payment is required to be made to floral network members or other third-party vendors. Interflora also provides products and services to floral network members, funeral directors, and to other companies in need of floral and gifting solutions. These include access to the Interflora brand, services that enable our members to send, receive, and deliver floral and gift orders, and e-commerce website services.  In addition, we sell fresh-cut flowers, certain associated gift products, and floral-related supplies to our floral network members. Our large floral network provides an order fulfillment vehicle for our consumer orders that allows us to offer multiple delivery options (subject to certain limitations) to recipients throughout the U.K. and the Republic of Ireland.

For informational purposes only, we are hereby furnishing certain unaudited financial information in the attached Exhibit 99.1 reflecting our current segment presentation. These changes do not affect any financial statements we previously filed with the Securities and Exchange Commission nor do they change our consolidated financial condition, results of operations, or cash flows for any completed period or reflect any subsequent information or events, other than the change in segments described above. This Form 8-K should be read in conjunction with our Registration Statement on Form 10 and our Form 10-Q for the quarterly period ended September 30, 2013.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit No.	Description

99.1	Segment information for the quarters ended March 31, June 30, and September 30, 2013, for each quarter in the year ended December 31, 2012, and for the years ended December 31, 2012 and 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2014	FTD COMPANIES, INC.

	By:	/s/ Becky A. Sheehan
Becky A. Sheehan
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Segment information for the quarters ended March 31, June 30, and September 30, 2013, for each quarter in the year ended December 31, 2012, and for the years ended December 31, 2012 and 2011.